Benchmark
electronics

MANUFACTURING SERVICES AGREEMENT

by and between

DRAGONWAVE-X

and

BENCHMARK ELECTRONICS, INC.

Benchmark electronics

TABLE OF CONTENTS

MANUFACTURING SERVICES AGREEMENT 3

1. TERM AND SCOPE 3
- 1.1 Term. 3
- 1.2 Scope. 3

2. AGREEMENT INTERPRETATION 3
- 2.1 Definitions. 3
- 2.2 Order of Precedence. 5
- 2.3 General. 6

3. PRICES AND ADJUSTMENTS 6
- 3.1 Prices. 6
- 3.2 Exclusions from Price. 6
- 3.3 Other Price Adjustments. 7

4. PURCHASE ORDERS 7
- 4.1 Orders. 7
- 4.2 Initial Order / Rolling Firm Order Horizon. 7
- 4.3 Order Acceptance. 7

5. DELIVERY AND ACCEPTANCE 8
- 5.1 Delivery. 8
- 5.2 Acceptance. 8

6. INVOICING AND PAYMENT TERMS 8
- 6.1 Invoicing. 8
- 6.2 Payment. 8
- 6.3 Customer's Financial Status. 8

7. FORECASTS AND MATERIALS LIABILITY 8
- 7.1 Forecast. 8
- 7.2 Excess Components and Obsolete Components Inventory. 8
- 7.3 Prepaid Inventory Option 9
- 7.4 Inventory Turns. 10
- 7.5 Last Time Buys 10
- 7.6 Special Purchases. 10
- 7.7 Customer Meetings. 10

8. CHANGES 10
- 8.1 General. 10
- 8.2 Non-ECO Changes. 10
- 8.3 ECO Changes. 11
- 8.4 Deviations. 11
- 8.5 Waivers. 11
- 8.6 Cost Reductions. 11

9. QUALITY 11
- 9.1 Specifications. 11
- 9.2 Content of Specifications. 11
- 9.3 Quality of Components. 11
- 9.4 Inspection of Facility. 12
- 9.5 Root Cause Analysis. 12

10. CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS 12
- 10.1 Customer-Furnished Items. 12
- 10.2 Care of Customer-Furnished Items. 12
- 10.3 Components Sold by Customer to Benchmark. 12
- 10.4 Subcontractors. 13

11. WARRANTY 13
- 11.1 Limited Warranty. 13
- 11.2 RMA Procedure. 13
- 11.3 Warranty Exclusions. 13
- 11.4 Product Content Regulations. 13
- 11.5 Disclaimers. 13
- 11.6 Remedy. 13

12. TERMINATION 14
- 12.1 Termination for Convenience. 14
- 12.2 Termination for Cause. 14
- 12.3 Insolvency or Material Change. 14
- 12.4 Asset Transfer at Termination. 14

13. INDEMNITY 14
- 13.1 Benchmark Indemnity Obligations. 14
- 13.2 Customer Indemnity Obligations. 14
- 13.3 Infringement Mitigation. 15
- 13.4 Indemnification Procedure. 15
- 13.5 Exclusive Indemnity. 15

14. LIMITATIONS 15
- 14.1 Remedies. 15
- 14.2 Consequential and Other Damages. 15
- 14.3 Cumulative Damages. 15
- 14.4 Limitations Essential. 15

15. CONFIDENTIALITY. 16

16. INTELLECTUAL PROPERTY 17
- 16.1 Infringement. 17
- 16.2 Joint Inventions. 17
- 16.3 License. 17
- 16.4 Trademarks. 17
- 16.5 Manufacturing Process Data. 17

17. INSURANCE 17
- 17.1 Required Coverages. 17
- 17.2 Policy Requirements. 17
- 17.3 Waiver of Right of Recovery. 18
- 17.4 No Release. 18
- 17.5 Policy Copies. 18

18. COMPLIANCE WITH LAWS 18
- 18.1 General. 18
- 18.2 Import/Export. 18
- 18.3 Product Content Regulation. 19

19. MISCELLANEOUS 19
- 19.1 Force Majeure. 19
- 19.2 Independent Contractor. 19
- 19.3 Audit. 20
- 19.4 Assignment and Delegation. 20
- 19.5 Successors and Assigns. 20
- 19.6 Notices. 20
- 19.7 Dispute Resolution / Governing Law. 20
- 19.8 Waiver. 21
- 19.9 Severability. 21
- 19.10 Survival. 21
- 19.11 No Third Party Beneficiaries. 21
- 19.12 Integration and Modification. 21
- 19.13 Counterparts. 21
- 19.14 No Solicitation. 21

20. BUSINESS ETHICS AND COMPLIANCE. 22

Benchmark electronics

EXHIBIT "A" – STATEMENT OF WORK 23

1. Products and Pricing: 23

2. Specifications: 23

3. Forecast and Shipment Authorization: 23

4. Reschedule Guidelines: 23

5. Terms of Payment: 23

6. Long Lead Time, MOQ & NCNR 23

7. Other Terms: 23

EXHIBIT "B" – NONDISCLOSURE AGREEMENT 24

EXHIBIT "C" – DECLARATION ON BUSINESS ETHICS AND COMPLIANCE 25

EXHIBIT "D" – ENGINEERING SERVICES AGREEMENT TEMPLATE 26

1. SCOPE OF WORK. 26

2. PRICING. 26

3. CHANGES. 26

4. ACCEPTANCE AND DELIVERY. 26

5. WARRANTY. 26

5.1 Deliverables. 26

5.2 Limitation/Disclaimer. 26

6. TERMINATION 26

6.1 Termination for Cause. 26

6.2 Termination for Convenience. 26

6.3 Obligations upon Termination. 27

6.4 Survival. 27

7. INTELLECTUAL PROPERTY 27

7.1 Pre-Existing IP. 27

7.2 License. 27

8. INDEMNITY 27

8.1 Benchmark Obligations. 27

8.2 Customer Obligations. 27

ADDENDUM A – MANUFACTURING PRICING 28

ADDENDUM B – WAREHOUSE & FULFILLMENT PRICING 29

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (the "***Agreement***") is effective as of April 4, 2018 (the "***Effective Date***"), by and between **DRAGONWAVE-X**, a Canadian corporation with offices at 411 Legget Drive, Suite 600, Kanata, Ontario, Canada, K2K3C9 ("***Customer***") and **BENCHMARK ELECTRONICS, INC.**, a Texas corporation with offices located at 4141 N. Scottsdale Rd., Suite 301, Scottsdale, AZ 85251, on behalf of itself and its Affiliates ("***Benchmark***").

1. TERM AND SCOPE

1.1 **Term.** This Agreement is effective on the Effective Date and shall remain in effect for a period of two (2) years. Thereafter, this Agreement will be extended automatically on each anniversary date for successive one (1) year periods, until one Party provides written notice of non-renewal at least ninety (90) days before the end of the then-current term or extension. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any Order accepted hereunder, except where this Agreement has been terminated for cause.

1.2 **Scope.** This Agreement shall only cover the sale of goods and/or manufacturing services by Benchmark to Customer in accordance with the terms hereof. If Customer desires for Benchmark to provide goods and/or manufacturing services to Customer's Affiliate, or for a Benchmark Affiliate to provide goods and/or manufacturing services to Customer and/or its Affiliate, the engagement of such goods and/or manufacturing services shall be subject to the terms and conditions of this Agreement upon the execution by the contracting entities of an SOW incorporating, in whole or in part, the terms and conditions of this Agreement, and adding any additional terms or modifying any existing terms of the Agreement necessary to reflect the manufacturing and business requirements unique to the relationship between the contracting entities. Benchmark and Customer shall also complete an SOW for the purposes of this Agreement.

(a) ***DFx***. Customer shall use its commercially reasonable efforts to ensure that its Product(s) design adheres to good engineering practices. Benchmark may provide DFx services to Customer related to Products manufactured under this Agreement, or in connection with quoting new manufacturing opportunities. Customer is responsible for any changes it elects to incorporate into its design, including any DFx.

(b) ***Design Services***. The scope of this Agreement does not include engineering/design services and deliverables relative to any Product(s) ("***Design Services***"). Any such Design Services shall be provided pursuant to a separate Engineering Services Agreement executed by the Parties in substantially similar form as Exhibit D, as such form may be modified by the parties at the time it is executed (the "***ESA***").

(c) ***Test Fabrication***. Any Test Fabrication shall be provided under a separate SOW. All Test Fabrication shall be owned by Customer upon Customer's approval and/or release of the production test equipment for use in manufacturing.

2. AGREEMENT INTERPRETATION

2.1 **Definitions.**

"***Affiliate***" shall mean any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise that directly or indirectly Controls, or is controlled by, or is under common control with, a specified Party.

"***AML***" shall refer to the Approved Manufacturer List.

"***Authorized Purchase***" shall have the meaning assigned in Section 7.1(c).

"***AVL***" shall refer to the Approved Vendor List.

"***BOM***" shall refer to Customer's Bill of Materials.

"***Claim***" shall refer to demands, actions, causes of action, proceedings, lawsuits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind brought by any Person that is not a party to this Agreement.

"***Component***" shall refer to any raw materials, parts, assemblies, or other constituent part listed in the Specifications, BOM, AML, AVL, or other written requirements for any Product.

"***Confidential Information***" shall mean information (in any form or media) provided by a Party ("***Discloser***") to another Party ("***Recipient***") regarding Discloser's business affairs, goods and services, customers, prospective customers, methods of operation, engineering methods and processes, programs and databases, patents and designs, confidential information and materials comprising or relating to Intellectual Property Rights, vendors and suppliers, prices, business

methods and procedures, finances, management, and any other sensitive or proprietary information relating to Discloser that, owing to the circumstances and type of information, a reasonable person would understand as sensitive or proprietary information; provided, however, that Confidential Information does not include information that: (i) was known to Recipient prior to receipt from Discloser; (ii) is or becomes part of the public domain through no breach of this Agreement; (iii) is received from a third party without breach of any obligation of confidentiality; or (iv) is independently developed by Recipient without reference to Confidential Information.

"***Control***" (and with correlative meanings, the terms "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

"***Customer-Furnished Items***" shall have the meaning assigned in Section 10.1.

"***Delivered Cost***" shall mean Benchmark's quoted cost of the Components together with any applicable VAT and/or in-process duties, plus a four percent (4.0%) markup on said costs for handling and reasonable restocking charges; provided, however, that in the event either Party terminates this Agreement for cause, the markup shall be two and one-half percent (2.5%).

"***Deviation***" shall refer to a specific written authorization, granted prior to the manufacture of an item, to depart from a particular performance or design requirement of a Specification for a specific number of Products or a specific period of time. A deviation differs from an engineering change in that an engineering change requires corresponding revision of the applicable Specification of the affected item, whereas a deviation does not contemplate revision of the applicable Specification.

"***DFx***" shall refer to any combination of DFC (design for component), DFM (design for manufacturability), DFT (design for testing) or DFQ (design for quality) services and related change proposals, if any, provided by Benchmark relative to any Product(s) in connection with volume production.

"***ECO***" shall refer to a written engineering change order.

"***EOL***" shall have the meaning assigned in Section 7.5.

"***Excess Components***" shall mean, subject to Section 3.1(a), Authorized Purchases of individual Component inventory that either (a) exceeds a four (4) month demand for such Component based upon Customer's Order(s) and/or then-current Forecast, or (b) has been in Benchmark's inventory for more than twelve (12) months without having been utilized in production or in any other manner.

"***Forecast***" shall have the meaning assigned in Section 7.1(a).

"***Intellectual Property Infringement***" shall mean actual or alleged infringement or misappropriation of any Intellectual Property Rights.

"***Intellectual Property Rights***" shall mean all industrial and intellectual property rights comprising or relating to (a) patents, (b) trademarks, (c) internet domain names, web addresses, web pages, website, and URLS, (d) works of authorship, expressions, designs and design registrations, copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation, (e) trade secrets, and (f) all industrial and intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, including all registrations and applications therefor, and renewals or extensions of, such rights or forms of protection.

"***Long Lead-Time Components***" shall refer to those Components with procurement lead times greater than ninety (90) days.

"***LTB***" shall have the meaning assigned in Section 7.5.

"***MOQ***" shall refer to that Minimum Order Quantity of Components that certain suppliers may require generally or at certain price points.

"***MRO***" shall refer to Maintenance, Repair and Operations supplies and consumables that are necessary for normal equipment maintenance, repair and manufacturing operations but not typically included in the Specifications.

"***NCNR***" shall refer to Component purchases that are non-cancellable and/or non-returnable, whether designated as such at purchase or that become NCNR after purchase (including "broken" packages, open reels, or passage of time).

"***Nonconforming Product***" shall refer to a Product that does not conform to the Product warranty provided in Section 11.1(a).

"***NRE Charges***" shall refer to setup, tooling, ECO, or non-recurring engineering activities.

"***Obsolete Components***" shall mean the individual Authorized Purchase Component inventory for which there is no demand based upon Customer's Orders and/or Forecast (whether as a result of an ECO or any other reason whatsoever), even though Customer considers the Products that incorporate such Components as "active" Products because such Products remain on Customer's Product list or price list made available to Customer's end users.

"***Party***" or "***Parties***" shall refer in the singular to either Customer or Benchmark, and collectively to both.

"***Passive Sourcing***" shall include sending a letter to key Component suppliers advising them of their PCR responsibilities, then archiving any data/certification communications received and forwarding such information to Customer.

"***Person***" means any individual, company, partnership, joint venture, corporation, trust, limited liability entity, unincorporated organization, association, governmental authority or any other entity.

"***Pre-Existing IP***" shall mean the intellectual property owned, developed or created by a Party either before or independently of this Agreement.

"***Prices***" shall have the meaning assigned in Section 3.1(a).

"***Product***" shall refer to those finished good items specified in Exhibit A and/or a Product Quotation for volume production accepted by Customer.

"***Product Content Regulation***" or "***PCR***" refers to the following laws and/or regulations on content, packaging, or labeling of Products, Components or substances, and/or similar issues: "***RoHS***" (EU Directives 2011/65/EU on Restriction of Hazardous Substances Directive and 2015/863 amending Annex II to Directive 2011/65/EU); "***WEEE***" (EU Directive 2012/19/EU on Waste Electrical and Electronic Equipment); "***REACH***" (EC Regulation No 1907/2006 on Registration, Evaluation and Authorization of Chemicals); and EU Member State's implementations of the foregoing; "***Conflict Minerals***" as defined in the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act § 1502(b), implementing legislation and rules; the People's Republic of China (PRC) Management Methods for the Restriction of the Use of Hazardous Substances in Electrical and Electronic Products; and/or any other mutually agreed PCR; together with implementing regulations and/or administrative rules.

"***Product Quotation***" shall refer to Benchmark's written proposal(s) from time to time issued to Customer listing the Product and the new or revised pricing for each assembly of the Product, together with the Assumptions (as defined in Section 3.1(a)) upon which the proposal relies.

"***Purchase Order***" or "***Order***" shall refer to a written agreement (including, but not limited to, a SOW) obligating Benchmark to manufacture and ship Products according to the particulars of such agreement (or SOW) that it pertains to, and for Customer to purchase such Products as agreed.

"***RMA***" shall refer to Return of Merchandise Authorization and the related procedure at Section 11.2.

"***Specifications***" shall refer to drawings, SOW, BOM, AML, AVL or other Customer-provided documentation or data that sets forth the Components, design, technical aspects, configuration, labeling, manufacturing and deliverable details and/or requirements for a Product, or any of these that are approved in writing by Customer and clearly provided as Specifications to Benchmark.

"***Statement of Work***" or "***SOW***" shall refer to a document executed by the Parties in substantially similar form as Exhibit A that details the particulars for a specific Product(s).

"***Test Fabrication***" shall mean services for the design and/or building of production test equipment relative to the Products.

"***Waiver***" shall mean a written authorization to accept a configuration item or other designated items, which during production or after having been submitted for inspection, are found to depart from the applicable Specifications, but nevertheless are considered suitable "as is" or after rework by an approved method.

"***Workmanship***" shall refer to Benchmark's manufacturing and test processes performed in accordance with the Specifications and the workmanship standards set forth therein. In any case where the Specifications are silent with respect to workmanship standards, then for those details Benchmark will manufacture in accordance with IPC-A-610 (current rev), Class 3.

2.2 **Order of Precedence.** All Orders, order acknowledgments and invoices issued pursuant to this Agreement are issued for the convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order:

(a) this Agreement;

(b) Exhibits to this Agreement;

(c) SOWs subject to this Agreement;

(d) Product Quotations accepted by Customer;

(e) those portions of accepted Order(s) concerning part numbers, quantity and delivery dates, excluding any other pre-printed or referenced terms and conditions; and

(f) other documents incorporated by reference herein.

2.3 **General.**

(a) Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b) Words of any gender include all genders and the plural shall include the singular and bodies corporate shall include unincorporated bodies and (in each case) vice versa.

(c) Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(d) A reference to a clause, Party, schedule, attachment or exhibit is a reference to a clause of, or a Party, schedule, attachment or exhibit to, this Agreement.

(e) A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(f) A reference to business day means a day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close for business in Scottsdale, Arizona.

(g) No provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision. The provisions of this Agreement shall be construed and interpreted fairly and in good faith to both Parties without regard to which Party drafted the same.

(h) Specifying anything in this Agreement after the words 'including' or 'for example' or similar expressions does not limit what else is included.

(i) This Agreement is written in the English language. The meaning of the English text herein shall prevail over the meaning of any translation thereof.

3. PRICES AND ADJUSTMENTS

3.1 **Prices.**

(a) During the term of this Agreement, Customer shall have the right to purchase Products from Benchmark at the prices or price models set forth in an SOW and/or a Product Quotation issued by Benchmark and accepted by Customer (the "***Prices***"). Prices are in U.S. Dollars and are based upon: (i) the configuration set forth in the Specifications provided to Benchmark and referenced in Benchmark's Product Quotation; and (ii) the projected annual volumes of Products to be sold to Customer, minimum Product order quantities, minimum ship quantities and other assumptions ("***Assumptions***") set forth in an SOW and/or a Product Quotation issued by Benchmark and accepted by Customer. Pricing should be resubmitted by Benchmark to Customer on a quarterly basis to account and adjust such Prices based on any changes in the direct material cost incurred or to be incurred by Benchmark in manufacturing the applicable Products. Customer shall have the right to accept any such Price change or to continue with existing Prices.

(b) The Parties agree that the following methodology shall be used to add new Products to this Agreement and/or to revise current Prices for existing Products. Benchmark shall issue a Product Quotation to Customer stating the new Product and its pricing or the revised pricing for an existing Product. To indicate Customer's acceptance of the Product Quotation, Customer shall: (i) provide Benchmark with written acceptance (by electronic mail or facsimile) of the Product Quotation; (ii) enter into an SOW incorporating the Product Quotation; or (iii) issue an Order or revise an open Order, to reflect the new Product or the revised Price for an existing Product, as specified in the Product Quotation. All Product Quotations accepted by Customer shall be made a part of this Agreement as if set out herein in their entirety.

3.2 **Exclusions from Price.** Prices do not include:

(a) freight, export and/or import licensing of the Product, or payment of broker's fees, duties, tariffs, or other similar charges; any such charges on outbound products shall be separately stated and invoiced to Customer;

(b) taxes or charges (other than those based on net income of Benchmark) imposed by any taxing authority upon the manufacture, sale, shipment, storage, "value add", or use of the Product which Benchmark is obligated to pay or collect; any such taxes or charges shall be separately stated and invoiced to Customer;

(c) the cost of compliance with any legislation that relates to the return of end of life Product from Customer to Benchmark for disposal; if Benchmark is required to comply with such legislation, Benchmark shall be compensated for reasonable costs incurred, chargeable on a monthly basis;

(d) NRE Charges, which shall be separately stated and invoiced; provided, however, that upon mutual agreement Benchmark will amortize NRE Charges over a period of time to be mutually agreed upon by the Parties in writing; or

(e) expedited fees or premiums charged by suppliers of Components resulting from Customer's schedule changes as permitted herein.

3.3 **Other Price Adjustments.**

(a) ***Initial Volume Production***. In the event Customer reasonably determines it is unable to start initial volume production by the mutually agreed initial date identified in the delivery schedule of the first production Purchase Order (***"Initial Volume Production Date"***), Customer will be responsible for the costs/charges associated with maintaining the minimum project support (including Customer project interface, managing Component availability, supply chain awareness) and any additional support requested by Customer, at a mutually agreed amount per month (except where such delay is the result of Benchmark's failure to comply with Section 17.2(b), in which case Benchmark shall be responsible for such costs/charges). The lead-time required to restart initial volume production will be determined at time of instance but would not be less than eight weeks. Benchmark shall maintain the production unit Price during the development phase or prior to initial volume production. Customer shall compensate Benchmark for landed direct material cost through the excess/obsolete process. Customer shall address other reasonable expenses on a case by case basis. For capital related items Customer will cover cost of capital at one percent (1.0%) per month.

For the limited purpose of the first month after the Initial Volume Production Date only, the definition of Excess Components shall be modified to refer to any inventory that is not used in the manufacture of the Product and shipped to Customer within ninety (90) days from receipt of the individual Components. The value of such Excess Components inventory shall be Benchmark's purchase price. If Customer communicates a delay in this schedule in writing, then Benchmark shall provide a detailed cost breakdown of the Excess Components inventory for every thirty (30) days of delay in the schedule. Customer shall purchase the Excess Components from Benchmark and consign the Excess Components back to Benchmark. Immediately following the shipment of the first month of volume production ramp for Product, the definition of "Excess Components" shall revert back to that in Section 2.1.

(b) ***Pricing Assumptions***. Customer acknowledges that the Prices set forth in an SOW and/or a Product Quotation accepted by Customer are based on the Assumptions set forth in Exhibit A, or in the applicable SOW and/or Product Quotation. If Benchmark experiences an increase in cost as a result of changes in the Assumptions, Benchmark has the right to re-quote the Prices of the affected Products by submitting a Product Quotation with revised Prices and/or pricing model to Customer in accordance with Section 3.1(b).

(c) ***Component Pricing***. In the event Benchmark is unable to purchase Components at the standard costs set forth in the BOM (including where Customer furnishes Component prices to Benchmark or represents that Benchmark will be able to purchase the Components at such furnished prices) used by Benchmark to prepare a Product Quotation that is later accepted by Customer, Benchmark shall submit to Customer its calculation of the increase to the Prices for the affected Product in proportion to the increase in the cost of the Component(s) as a re-quote under Section 3.1(b) above.

(d) ***Market Conditions***. On a quarterly basis, either Party may reopen the subject of Product pricing in response to material changes in market conditions, including labor rates.

(e) ***Exchange Rates***. With regard to applicable foreign currency exchange rate ratios between (i) the local currency of the facility in which Benchmark incurs Component or other costs in connection with this Agreement (***"Local Currency"***) and (ii) the currency of the sales price (or payment price, if different from the sales price); if the Wall Street Journal's applicable foreign currency exchange rate varies by more than five percent (5%) from the date of the most recent accepted Product Quotation for more than thirty (30) consecutive days, the Parties shall adjust Prices for Products as mutually agreed in writing to compensate for the effects of the foreign currency exchange rate variance for costs incurred in the Local Currency. Upon each adjustment, the Parties shall set a new mutually agreed base rate based upon the then-current exchange rate for determining future adjustments until the next accepted Product Quotation.

4. PURCHASE ORDERS

4.1 **Orders.** Customer will issue Orders at the mutually agreed upon lead-time for the specific Product(s). Each Order shall be in the form of a written or electronic communication and shall contain the following information: (a) a description of the Product by model number; (b) the quantity of the Product; (c) the shipment date; (d) the destination location to which the Product is to be delivered; and (e) transportation instructions. Each Order shall provide an order number for billing purposes.

4.2 **Initial Order / Rolling Firm Order Horizon.** Upon the execution of this Agreement, Customer shall provide Benchmark with an initial ninety (90) day firm Order(s). Each month, Customer shall provide additional Order(s) sufficient to maintain the firm Order horizons.

4.3 **Order Acceptance.** Benchmark has the right to accept or reject an Order within five (5) business days after receiving the Order. If Benchmark does not accept or reject the Order within this period, the Order shall be deemed accepted

by Benchmark provided that there is documentation evidencing Benchmark's actual receipt of the Order from Customer to Benchmark. In the event Benchmark is unable to meet the shipment date set forth in an Order, or finds the Order to be unacceptable for some other reason, the Parties shall negotiate in good faith to resolve the disputed matter(s). All accepted Orders shall be binding.

5. DELIVERY AND ACCEPTANCE

5.1 **Delivery.** All Product shipments shall be "EXW Benchmark facility Incoterms® 2010". Title to and risk of loss or damage to the Product shall pass to Customer upon delivery as defined in the specified Incoterm. Benchmark shall mark, pack, package, and crate Products in accordance with the Specification. Customer shall be responsible for securing all export and/or import licenses, as required by applicable law, to export and/or import the Products.

5.2 **Acceptance.** Customer shall have the right to reject and return deliveries of Products no later than fifteen (15) days after Customer's initial receipt of the Product (***"Acceptance Period"***), and rejection shall be based solely on whether the Product fails a mutually agreed test procedure or inspection designed to demonstrate a Product's compliance with the Specifications. Products not rejected within the Acceptance Period shall be deemed accepted. For all rejected and returned shipments, Customer shall: obtain an RMA number from Benchmark; specify the reason(s) for each such rejection; comply with Benchmark's RMA instructions; and provide Benchmark a reasonable opportunity to cure any defect. After acceptance, all Product returns shall be handled in accordance with Section 11.

6. INVOICING AND PAYMENT TERMS

6.1 **Invoicing.** Benchmark shall invoice Customer upon shipment of Products, or on a monthly basis with respect to NRE Charges. Any objections to invoices must be presented within thirty (30) days after the invoice date.

6.2 **Payment.** Customer shall make all payments in U.S. Dollars via electronic funds transfer received by Benchmark no later than net thirty (30) days after the invoice date without set-off of any kind. Beginning six (6) months after the commencement of full production (which shall be a mutually agreed upon date), the payment term shall be net forty-five (45) after the invoice date. This payment term shall likewise apply to any invoices or other amounts owed from Benchmark to Customer. If any invoice remains unpaid after the due date thereof, Customer will be subject to a charge equal to one and one-half percent (1.5%) per month, and Benchmark may place a credit hold on Customer's account for pending and future shipments.

6.3 **Customer's Financial Status.** Each issuance of an Order to Benchmark will constitute Customer's representation and warranty that Customer is solvent and is able to pay for the Products identified in such Order and meet its other obligations in accordance with the terms of this Agreement. If Customer is or becomes privately held, then Customer shall promptly furnish to Benchmark statements accurately and fairly evidencing Customer's financial condition as Benchmark may reasonably request, from time to time but no more often than quarterly, including without limitation annual audited financial statements, quarterly (within forty-five (45) days after the end of each fiscal quarters) balance sheets, income statements, and/or statement of cash flows. If, at any time, Benchmark determines that Customer's financial condition or creditworthiness is inadequate or unsatisfactory to meet Customer's obligations under this Agreement, then in addition to Seller's other rights under this Agreement, at law or in equity, Seller may without liability or penalty: (a) require a financial guarantee, the sufficiency of which shall be mutually agreed between the Parties, as a continuing condition of doing business; and/or (b) delay or withhold any further shipment of Products to Customer; and/or (c) on twenty (20) days' prior written notice, require Customer to pay for Products on a cash in advance or on delivery basis.

7. FORECASTS AND MATERIALS LIABILITY

7.1 **Forecast.**

(a) ***Initial Forecast Horizon***. Upon the execution of this Agreement, Customer shall provide Benchmark with an initial forecast for Product requirements (in weekly buckets) for fifty-two (52) weeks (***"Forecast"***).

(b) ***Rolling Forecast Horizon***. Each month, Customer shall provide a Forecast update sufficient to maintain the Forecast horizon.

(c) ***Authorized Purchases***. Benchmark is authorized to make supply chain purchase commitments for Components as required to meet Product demand based upon: (i) the Order(s); (ii) the upcoming ninety (90) days' Forecast; and (iii) Long Lead-Time Components at the required lead time and MOQ as required to meet the then-current Forecast (collectively, ***"Authorized Purchases"***). Customer shall be liable to Benchmark for all such Authorized Purchases; provided that the Parties may mutually agree in writing during an initial start-up phase, until the BOM is stabilized, to a weekly review of planned Authorized Purchases.

7.2 **Excess Components and Obsolete Components Inventory.**

(a) Within five (5) business days after the end of each calendar month, Benchmark shall provide Customer with a list of any Excess Components or Obsolete Components in its inventory and the Delivered Cost of such Components (the "***E&O List***") for reconciliation between the Parties. Benchmark shall make good faith efforts to mitigate Customer's liability by attempting to return or sell Excess Components and Obsolete Components, and Customer shall be responsible for payment of all restocking fees and reimbursement of price variances from quoted standard cost.

(b) Within five (5) business days after receiving Benchmark's E&O List ("***Dispute Period***"), Customer shall:

i) advise Benchmark of any Component on the E&O List that it reasonably believes is not an Excess Component or Obsolete Component, and the reasons therefor; and

ii) issue an Order for: (1) all undisputed Obsolete Components; and (2) all undisputed Excess Components wherein Benchmark has elected to sell such Excess Components to Customer.

(c) Any disputed Excess Components or Obsolete Components not resolved (for which no Order is issued) within ten (10) days after the Dispute Period shall be escalated to the Parties' respective executive management level (General Manager or above) for prompt resolution and issuance of an Order within twenty (20) days thereafter.

(d) Upon Customer's satisfaction, in its reasonable discretion, that Benchmark has used or is then using its commercially reasonable efforts to mitigate Customer's liabilities with respect to the disputed Excess Components and/or Obsolete Components set forth in the E&O List, the Parties may mutually agree to place undisputed Excess Components or Obsolete Components in consignment at Benchmark's facility. Customer shall own all such consigned Components. Customer shall take actual delivery and possession of any consigned Excess Components or Obsolete Components that have been in Benchmark's inventory for more than six (6) months without activity. Customer agrees to waive any further dispute to liability for any consigned Excess Components or Obsolete Components.

(e) For those undisputed Excess Components that Customer requests and Benchmark agrees to not sell to Customer, Benchmark has the right to charge Customer an inventory carrying charge of one percent (1.0%) per month of the total Delivered Cost of Excess Components; provided, however, that Benchmark shall only carry such Components for six (6) months after the date they became Excess Components, at which point Customer shall issue a purchase order to Benchmark for any such Excess Components at the Delivered Cost. Customer agrees to waive any further dispute to liability for any such Excess Components.

7.3 **Prepaid Inventory Option.** For Excess Components that the Parties agree to handle according to the "***Prepaid Inventory Option***" set forth in this Section 7.3, the following provisions shall apply:

(a) "***Prepaid Inventory***" shall consist of the undisputed Excess Components on the then current E&O List provided by Benchmark to Customer that the Parties mutually agree to handle according to the Prepaid Inventory Option and for which Benchmark has issued Customer an invoice according to paragraph (c) below. Customer waives any further dispute to Customer's liability for such Excess Components added to Prepaid Inventory.

(b) Customer shall own the Prepaid Inventory upon invoice.

(c) The "***Prepaid Inventory Balance***" shall refer to Benchmark's total Delivered Cost for Prepaid Inventory. By the twentieth (20th) day of each month, or such other interval as may be mutually agreed between the Parties, Customer shall issue a Prepaid Inventory purchase order to Benchmark in the amount of the Prepaid Inventory Balance for those items the Parties agree to be handled under the Prepaid Inventory Option pursuant to paragraph (a) above. Benchmark shall invoice Customer for the amount of the Prepaid Inventory purchase order, and Customer shall pay such invoice within the payment term specified in Section 6.2.

(d) Within five (5) business days after the end of each month Benchmark shall provide to Customer a complete Prepaid Inventory reconciliation detailing the total Prepaid Inventory previously purchased by Customer and in Benchmark's care custody or control.

(e) In the event of a decrease in the Prepaid Inventory for any reason, Benchmark shall issue a credit to Customer for Benchmark's unburdened cost, in the amount of the decrease.

(f) Benchmark will hold Prepaid Inventory items for a maximum of one hundred eighty (180) days after the date that such Excess Component is added to Prepaid Inventory, at which time Prepaid Inventory items will be shipped or disposed, at Customer's discretion. Customer will be responsible for previously approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

(g) Benchmark shall retain such Excess Components in its inventory for the duration of the Prepaid Inventory process. In the event that Benchmark, in its discretion, decides or agrees to terminate the Prepaid Inventory process or upon expiration or termination of this Agreement, the Parties shall complete a final Prepaid Inventory reconciliation as provided in paragraph (d) above to close the Prepaid Inventory process, at which time the Prepaid Inventory will be shipped and/or disposed at Customer's discretion. Customer will be responsible for previously approved and reasonable costs incurred by Benchmark for such shipment and/or disposal.

7.4 **Inventory Turns.** The agreed Inventory Turns target is six (6.0). Commencing twelve (12) months after commencement of the initial volume production, if any calendar quarter's Inventory Turns falls below the target rate, then Benchmark shall promptly provide written notice of such event to Customer. Thereafter, the Parties shall mutually agree in writing to prepayment against Total Inventory and/or to those contract amendments and/or modifications required to meet the agreed Inventory Turns target in the most recent calendar quarter as well as the next calendar quarter. Such contract amendments and/or modifications may include adjustments to Product pricing, materials inventory handling, buffer, flexibility, availability, and other provision modification(s) or any combination thereof designed to meet the Inventory Turns target. Notwithstanding anything to the contrary in this Agreement, failure to achieve the Inventory Turns target in the most recent or next calendar quarter following such written notice shall constitute a material breach by Customer of this Agreement. "***Inventory Turns***" shall refer to the minimum inventory turns rate, calculated by dividing Benchmark facility total annualized "Product Revenue" (i.e., the total amounts owed by Customer to Benchmark under product invoices issued by a Benchmark facility to Customer under this Agreement within the applicable measurement period) by the "Total Inventory" (all Authorized Purchases plus work in process and finished goods per Orders at the end of the measurement period). For example, if the measurement period is one calendar quarter, the current quarter-end Product Revenue is $600 and Total Inventory is $400, then ($600 x 4qtrs)/$400 = 6.0 Inventory Turns.

7.5 **Last Time Buys.** From time to time the Parties may agree to undertake last time buys ("***LTB***") of certain Components that are going end-of-life ("***EOL***"). Benchmark shall exercise commercially reasonable efforts to stay abreast of Components that are going EOL and provide prompt notification to Customer of the same. For any such LTBs, the Parties shall mutually agree in writing as to the timing, amounts, and inventory handling of LTB Components.

7.6 **Special Purchases.** Customer may from time to time make special price arrangements with one or more key Component providers, and require specific purchase information from Benchmark in order to manage such arrangements. The Parties shall discuss and mutually agree on the specific information exchange required for these key Components, any special non-disclosure agreements or other reasonable steps necessary to support such arrangements.

7.7 **Yield Rate Target.** The yield rate target is initially 99%, assuming that: all known issues are debuggable; the yield rate target can be achieved utilizing industry standard manufacturing practices, standard re-work and debug methodologies; and, that no debug issues are due to Customer design. Benchmark will work with Customer to manage debugs with the site standard debug management process. If actual yield rates fall below the target yield rate and both Parties agree the yield rate difference actual versus target is not Benchmark's fault, then the Parties will adjust the yield rate target and pricing to reflect the yield rate baseline change.

7.8 **Dispositioning Debug/Scrap.** After Benchmark completes three (3) failed rework/debug attempts on a Product, the Product will be dispositioned as scrap. Benchmark will provide monthly scrap inventory aging reports. The Parties shall reconcile scrap inventory quarterly.

(a) If both parties are actively addressing debugs, to reconcile in timely manner and to reduce Scrap inventory, and if the issue is not due to the manufacturing process and not due to Product design, then the Parties will share liability equally for Product that is deemed Scrap.

(b) Benchmark assumes 100% responsibility for scrap inventory aged greater than six (6) months that is the result of Benchmark's negligence to address and reconcile debug/rework with Customer.

(c) Customer assumes 100% responsibility for scrap inventory aged greater than six (6) months that is the result of Customer's negligence to address and assist Benchmark in reconciling debug/rework, after reasonable efforts by Benchmark to escalate and resolve scrap inventory.

(d) Customer assumes 100% responsibility for Scrap inventory that is the result of pre-existing known failures from Customer design.

7.9 **Customer Meetings.** Benchmark and Customer shall conduct a monthly meeting to review and agree in writing to all items in Clauses 7.4, 7.5, 7.6, 7.7 & 7.8.

8. CHANGES

8.1 **General.** Benchmark shall not make any change to, or otherwise deviate from, the Specifications, form, fit or function of any Products without prior written Customer approval. Customer may, upon sufficient written notice to Benchmark, request changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in: (a) Specifications; (b) methods of packaging and shipment; (c) quantities of Product to be furnished; (d) shipment date; or (e) Customer-Furnished Items.

8.2 **Non-ECO Changes.** For requested changes in shipment dates or quantities of Products, Customer shall issue a revised Order to Benchmark which shall account for any increased costs for such change, and Benchmark shall accept or reject such revised Order in accordance with Section 4.3.

8.3 **ECO Changes.** All requested changes other than changes in shipment date or quantity of Products to be furnished shall be made by Customer via an ECO. If any proposed ECO causes either an increase or decrease in Benchmark's cost or the time required to fulfill Orders following implementation of the ECO, the Parties shall mutually agree in writing upon the costs, impact on shipment dates for open Orders, inventory and any other item that may be impacted by the ECO prior to Benchmark's implementation of such ECO. Benchmark will process two Customer-initiated ECOs per month during the first year of full production and one Customer-initiated ECO per month each year thereafter, in each case, per assembly and without any non-recurring administrative cost; additional ECOs shall incur a mutually agreed processing charge, but in no event less than three hundred Dollars ($300.00) each plus any change related impacts. ECOs that are solely directed at manufacturing efficiency improvements or software-only updates shall not incur any processing charge or other administrative cost.

8.4 **Deviations.** The Parties shall discuss and approve any proposed Deviations in writing, including any impacts to costs, delivery timing or other factors. A Deviation shall be deemed to supplement and be part of the Specifications for the Products manufactured and delivered as approved in the Deviation.

8.5 **Waivers.** Waivers of a departure from Specifications and the reasons therefore shall be documented in writing and approved by the Parties.

8.6 **Cost Reductions.** The Parties agree that competitive pressure necessitates a program of continuous improvement. The parties agree to apply reasonable resources to cost management, with the understanding that the periodic fee discussions that the parties will conduct will include, without limitation, discussions regarding mutually-agreed cost reduction strategies. Subject to Customer approval and the Parties' mutual agreement, Benchmark agrees to use its commercially reasonable efforts to seek methods to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods. The Parties intend to cooperate in good faith to implement a Product cost reduction program, including, without limitation, those programs involving new technologies, Component cost reduction, productivity, quality and reliability improvements, and manufacturing process improvements (including cycle time and assembly costs).

(a) Benchmark will receive 50% of the demonstrated cost reduction for three (3) months upon implementation of cost reduction methods initiated by Benchmark and approved by Customer. Customer will receive 100% of the demonstrated cost reduction upon implementation of cost reduction methods initiated by Customer.

(b) The Parties shall conduct quarterly program reviews with specific emphasis on quality, delivery, and cost improvements. Benchmark cost savings realized as a result of implementing Cost Reductions shall be shared between the Parties.

(c) The foregoing Cost Reductions will commence only after all open Orders have been closed and Benchmark consumes all Components on-hand, in work in process or contained in non-shipped Products; or alternatively at Customer's option, Customer may issue an Order for the cost of such Component cost reduction buy down, in which case the Component Cost Reductions shall commence upon the issuance of the cost reduction buy down Order.

(d) ***"Cost Reduction"*** shall refer to lower Product Prices based on changes in technology, manufacturing process improvements (including cycle time and assembly costs), productivity, quality and reliability improvements, alternate components, alternate component supplier, and/or similar or like changes.

9. QUALITY

9.1 **Specifications.** Product shall be manufactured by Benchmark in accordance with the Specifications, as modified via written ECOs in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including changes in form, fit, function, design, appearance or place of manufacture of the Products, or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 8.

9.2 **Content of Specifications.** The Specifications shall include: (a) detailed electrical, mechanical, performance and appearance specifications for each assembly of Product; (b) the BOM; (c) tooling specifications, along with a detailed description of the operation thereof; (d) art work drawings; (e) Component specifications; (f) AVL; and (g) packaging requirements.

9.3 **Quality of Components.** Benchmark shall use in its manufacture of Products such Components of a type, quality, and grade specified by Customer to the extent Customer chooses to so specify in the Specifications, and shall purchase Components only from vendors appearing on Customer's AVL. Customer's AVL shall designate Customer-approved manufacturers of Components and Component parts, and in the case of an open AVL or deviation from Customer's AVL or purchase from a non-franchised distributor, Customer shall review and approve in advance such manufacturers or non-franchised distributors on a case-by-case basis, including any specific date and/or lot code restrictive information. Benchmark shall not use Components known by Benchmark to be counterfeit Components.

9.4 **Inspection of Facility.** Upon prior reasonable written notice, Customer may inspect the Products and Components held by Benchmark for Customer at Benchmark's facilities during Benchmark's regular business hours, provided that such inspection does not unduly interfere with Benchmark's operations. Customer and its representatives shall: (a) comply with Benchmark security requirements and execute any requested confidentiality or nondisclosure agreement(s) before entering Benchmark's premises; and (b) observe all Benchmark safety, security and handling measures.

9.5 **Root Cause Analysis.** Benchmark and Customer shall cooperate to promptly determine the root cause of defects or failures. Benchmark shall utilize best practices and industry standards in providing Workmanship, and shall cooperate with Customer and suppliers to resolve or minimize any such issues as promptly as practicable. If the Parties cannot agree on the root cause of defects or failures, upon mutual agreement an independent, mutually acceptable third party shall be retained to determine the root cause. If the root cause of any defect or failure arose from or was otherwise the result of Customer's Specifications, Customer shall be liable for the cost of all Components rendered unusable, excess, or obsolete by such non-warrantable defects or failures solely to the extent such liabilities arise from or are otherwise the result of Customer's Specifications, and Benchmark shall not be liable for any increased costs or other liabilities resulting from the same. If the root cause of any defect or failure arose from or was otherwise the result of Benchmark's Workmanship, Benchmark shall be liable for the cost of all Components rendered unusable, excess, or obsolete by such non-warrantable defects or failures solely to the extent such liabilities arise from or are otherwise the result of Benchmark's Workmanship, and Customer shall not be liable for any increased costs or other liabilities resulting from the same.

10. CUSTOMER FURNISHED ITEMS / SUBCONTRACTORS

10.1 **Customer-Furnished Items.** Customer shall provide Benchmark with the software, firmware, equipment, tooling, Components owned by Customer, or documentation set forth in the Product Quotation accepted by Customer and/or in a writing signed by the Parties (collectively, "***Customer-Furnished Items***"). The Customer-Furnished Items shall be fit for their intended purposes and shall be delivered to Benchmark in a timely manner. Documentation provided by Customer to Benchmark, including Specifications, shall be current and complete. Customer shall be responsible for schedule delays, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the Customer-Furnished Items.

10.2 **Care of Customer-Furnished Items.**

(a) All Customer-Furnished Items shall remain the property of Customer. Benchmark shall clearly identify all Customer-Furnished Items by a tag, where appropriate, and shall utilize such Customer-Furnished Items only for the purposes of performing its services under this Agreement for Customer. Benchmark shall not make or allow modifications to be made to the Customer-Furnished Items without Customer's prior written consent.

(b) Benchmark shall be responsible for: (i) reasonable diligence and care in the use and protection of any Customer-Furnished Items, ordinary wear and tear excepted; and (ii) routine maintenance and repairs of any Customer-Furnished Items.

(c) Customer shall be responsible for: (i) the costs of major repairs to Customer-Furnished Items, except where due to Benchmark's negligence; (ii) end of life replacements; (iii) service warranties and/or third-party calibration to Customer-Furnished Items; and (iv) repair or replacement of failed or defective Customer-Furnished Items. If any Customer-Furnished Items are defective, Benchmark has the right to return such defective items to Customer at Customer's sole expense, and Customer acknowledges that such return may impact the Product shipment date(s).

(d) Upon Customer's written request, Benchmark shall return to Customer all Customer-Furnished Items at Customer's sole expense. Notwithstanding anything to the contrary in this Agreement, after the removal from Benchmark's facility of any Customer-Furnished Items required by Benchmark to manufacture, test and/or repair the Products: (i) Benchmark shall not be responsible for the completion of any warranty work on Products already shipped to Customer; and (ii) any Products already manufactured by Benchmark shall be sold to Customer "as is".

10.3 **Components Sold by Customer to Benchmark.** Customer may sell Components to Benchmark from time to time at a quantity and price to be mutually agreed upon by the Parties. If there is a defect in any such Components or such Components have not been utilized in production within six (6) months of purchase from Customer, Benchmark has the right to return such Components to Customer, at Customer's sole expense, for a full refund of the purchase price paid by Benchmark for such Components; and, in the event of a defect in such Components, Customer acknowledges that such return may impact the Product shipment date. With regard to any such Components purchased from Customer, Customer warrants that the Components are: (a) free of defects in materials and workmanship; (b) ready for use without inspection, except as may be specifically provided in the document detailing such purchase; and (c) not counterfeit.

10.4 **Subcontractors.** Benchmark reserves the right to qualify all Customer-approved or Customer-directed subcontractors to ensure compliance with Benchmark's minimum quality and creditworthiness standards.

11. WARRANTY

11.1 **Limited Warranty.**

(a) ***Manufacturing Services.*** For a period of fourteen (14) months from the date of shipment, Benchmark warrants that: (i) the Products shall conform to Specifications at shipment; and (ii) Workmanship with respect to such Products shall be free from defects. Benchmark shall, at its option and at its expense, repair, replace or issue a credit for Nonconforming Products returned to Benchmark during the warranty period pursuant to the RMA Procedure below. In addition, Benchmark will pass on, transfer and/or assign to Customer all Component manufacturer warranties to the extent possible, but Benchmark does not independently warrant any Components.

(b) ***Test Fabrication.*** Benchmark warrants that any Test Fabrication provided will be performed in a professional and workmanlike manner and in accordance with any applicable SOW, Specification, or documentation for a period of twelve (12) months following acceptance. If Test Fabrication fails to conform to this warranty, Benchmark shall, at its expense and as its sole liability and Customer's exclusive remedy, re-perform such nonconforming Test Fabrication.

(c) ***DFx or Prototypes.*** Any DFx or prototypes provided under this Agreement are provided "AS IS", with no warranty whatsoever.

11.2 **RMA Procedure.** The Parties shall agree in advance on all Products to be returned for repair or replacement although such agreement shall not mean that such return cannot be found to be invalid or "no defect found" as further described below. An RMA number must be obtained by Customer from Benchmark prior to return shipment, and displayed on the shipping container as well as on the packing slip or attached to the returned Product. All returns shall state the specific reason for such return, and will be processed in accordance with Benchmark's RMA Procedure as set forth in this Section 11.2. Benchmark shall pay all transportation costs for valid Product returns to Benchmark, and for repaired or replacement Product shipment to Customer, and shall bear all risk of loss or damage to such Product while in transit; provided, however, that Customer shall pay these costs plus a reasonable handling charge for invalid or "no defect found" returns. The warranty for any replacement or repaired Nonconforming Product shall continue for the full remaining balance of the original warranty period, calculated as of the date that Customer returns the Nonconforming Products to Benchmark, or an additional sixty (60) day period (starting from the date that the repaired or replacement Product is returned to Customer), whichever is greater.

11.3 **Warranty Exclusions.** Benchmark's warranty does not include Product defects or failures resulting from, but not limited to: (a) Product design or Specifications; (b) Specifications for soldering processes and/or soldering alloys that have not been subjected to a mutually agreed upon qualification plan and mutually determined to produce satisfactory results; (c) accident, disaster, neglect, abuse, misuse, or improper handling, testing, storage or installation, including improper handling in accordance with static sensitive electronic device handling requirements, in each case occurring after the date of Benchmark shipment; (d) alterations, modifications, or repairs by Customer or third parties; (e) defective Customer-Furnished Items, including test equipment or test software; (f) Products without specified functional tests to allow adequate failure diagnosis; or (g) Products found to be non-operable which have passed all Customer-specified tests prior to shipment, yet failed some functionality or performance criteria in the field.

11.4 **Product Content Regulations.** Only where the Specifications require that manufacturing processes meet certain PCR, Benchmark's warranty excludes defects or failures resulting from: manufacturing process phenomena that are: (i) unknown to the industry; (ii) of limited knowledge base within the industry, such that reasonably informed engineers would not reasonably have knowledge of such phenomena, or where no sovereign remedy or cure is known to the industry, and Benchmark has followed all reasonably well known prevention and mitigation steps; or (iii) result from Customer specified or stipulated manufacturing methods.

11.5 **Disclaimers.** EXCEPT FOR THE WARRANTY PROVIDED IN SECTION 11.1, BENCHMARK MAKES NO OTHER WARRANTY, AND DISCLAIMS WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, AND WARRANTIES OF TITLE FOR ANY CUSTOMER SUPPLIED MATERIALS, WHETHER EXPRESS, IMPLIED BY LAW OR COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

BENCHMARK DISCLAIMS ANY PRODUCT REQUIREMENTS, APPROVALS OR CERTIFICATIONS NOT EXPRESSLY AGREED IN WRITING.

11.6 **Remedy.** THE REMEDIES SET FORTH IN SECTION 11.1 SHALL BE THE CUSTOMER'S SOLE AND EXCLUSIVE REMEDY AND BENCHMARK'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN SECTION 11.1.

12. TERMINATION

12.1 **Termination for Convenience.** Either Party may terminate this Agreement and/or an Order for any reason at its convenience upon ninety (90) days' prior written notice to the other Party.

12.2 **Termination for Cause.** Either Party may terminate this Agreement and/or an Order for cause if the other Party materially breaches this Agreement, and such breach is not cured within forty-five (45) days after the Party is notified in writing of the breach or, for payment-related breaches, within ten (10) days after the due date of the amount owed.

12.3 **Insolvency or Material Change.** This Agreement shall automatically terminate without notice or opportunity to cure if either Party: (a) makes a general assignment for the benefit of its creditors or a proposal or arrangement under the bankruptcy laws or similar legislation of the United States; (b) has a petition filed against it under such legislation which is not dismissed in such Party's favor within sixty (60) days; (c) is declared or adjudicated bankrupt; (d) has a liquidator, trustee in bankruptcy, custodian, receiver, manager, receiver-manager, or any other officer with similar powers appointed for it or its business or assets; (e) commits an act of bankruptcy, proposes a compromise or arrangement, or institutes proceedings to be adjudged bankrupt or insolvent, or consents to the institution of such appointment or proceedings; or (f) admits in writing an inability to pay debts generally as they become due.

12.4 **Asset Transfer at Termination.**

(a) Upon the expiration or termination of this Agreement (in whole or in part) and/or an Order, for any reason, Customer shall be responsible to pay for the following inventory transfers from Benchmark to Customer:

i) the contracted Price for all finished goods existing at the time of expiration or termination;

ii) Benchmark's cost for all work in process (including labor, materials, any applicable VAT and a reasonable mark-up for recovery of handling costs incurred of five percent (5%) of the value of the work in process);

iii) Benchmark's Delivered Cost for all Authorized Purchases (after Benchmark has used its commercially reasonable efforts to in good faith mitigate Customer's liability under this clause by first attempting to return or sell remaining Components); and

iv) any vendor cancellation and restocking charges, including Benchmark's cost for NCNR Components on open orders with suppliers where the Components have not yet been shipped to Benchmark.

Unless Customer indicates otherwise to Benchmark, any work in process shall be completed to finished goods and the Parties shall discuss and mutually agree in writing as to such final arrangements, including the parameters of any necessary additional Component purchases. Benchmark shall ship all such inventory to Customer and invoice Customer for the foregoing as soon as practicable after the effective date of expiration or termination, and Customer shall pay Benchmark within the payment term specified herein.

(b) Upon payment in full of the charges set forth in this Section 12.4, neither Party shall incur any additional liability by reason of the expiration or termination of this Agreement, and each Party shall have been deemed to release the other Party from any claims of any nature (including damages sustained on account of loss of prospective profits, or on investments, contracts, leases or other commitments) resulting from or arising out of such expiration or termination.

13. INDEMNITY

13.1 **Benchmark Indemnity Obligations.** Benchmark shall indemnify, defend, and hold harmless Customer and Customer's Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the "*Customer Indemnitees*") from Claims asserted against or incurred by Customer Indemnitees based upon:

(a) personal injury (including death) or property damage to the extent any of the foregoing is caused by Benchmark's manufacturing processes or otherwise caused by Benchmark in connection with its performance of the services under this Agreement, or the grossly negligent or willful acts or omissions of Benchmark or its directors, officers, employees, contractors, agents or other representatives; or

(b) Intellectual Property Infringement arising from or in connection with Benchmark's manufacturing processes or Benchmark's Pre-Existing IP.

13.2 **Customer Indemnity Obligations.** Customer shall indemnify, defend, and hold harmless Benchmark and Benchmark's Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the "*Benchmark Indemnitees*") from Claims asserted against or incurred by Benchmark Indemnitees based upon:

(a) personal injury (including death) or property damage to the extent any of the foregoing is caused by a Customer-Furnished Item, the Specifications, a defective Product (solely to the extent such defect is caused by

Customer's design, Specifications or marketing), or the grossly negligent or willful acts or omissions of Customer or its directors, officers, employees, contractors, agents or representatives; or

(b) Intellectual Property Infringement arising from or in connection with the Products, Specifications and/or Customer-Furnished Items, except, in the case of Intellectual Property Infringement arising from or in connection with the Products, to the extent resulting from a failure of Benchmark to manufacture such Product(s) to the applicable Specifications.

13.3 **Infringement Mitigation.**

(a) ***Injunction Mitigation***. In addition to Benchmark's indemnity obligation to Customer, if use of the Product is enjoined based on a claim of Intellectual Property Infringement solely due to Benchmark's manufacturing processes or Benchmark's Pre-Existing IP, Benchmark will, at its sole expense and option and as Customer's sole and exclusive remedy for such injunctions: (i) procure the right for Customer Indemnitees to continue using the Product; (ii) replace the Product with a non-infringing product of substantially similar function and performance; (iii) modify the Product to be non-infringing; or (iv) refund to Customer a pro rata amount for any payments made by Customer for the affected Product. In the event Benchmark is unable, despite its best efforts, to avail itself of the options set forth in (i), (ii) or (iii), Benchmark shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item, Component and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved.

(b) ***Continued Infringement Mitigation***. In the event of a claim of Intellectual Property Infringement under Section 13.2(c) above, Benchmark shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item, Component and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved.

13.4 **Indemnification Procedure.** A Party entitled to indemnification pursuant to this Section 13 (the "***Indemnitee***") shall promptly notify the other Party from whom indemnity is sought (the "***Indemnitor***") in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor's obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee to each claimant or plaintiff.

13.5 **Exclusive Indemnity.** Each Party's rights and obligations under this Indemnity section is expressly in lieu of any other form of indemnity that may be available under the Uniform Commercial Code or the United Nations Convention on Contracts for the International Sale of Goods.

14. LIMITATIONS

14.1 **Remedies.** To the extent allowable under law, the remedies expressly conferred on a Party herein are not cumulative with and are exclusive of other inconsistent remedies available at law or in equity.

14.2 **Consequential and Other Damages.** Benchmark and Customer acknowledge and agree that this Agreement has been negotiated in consideration of the agreement to limit certain of the Parties' liabilities. Accordingly, to the fullest extent allowable by law and except as provided in Section 13 (Indemnity) and Section 15 (Confidentiality), IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY AND ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS, AGENTS AND OTHER REPRESENTATIVES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

14.3 **Cumulative Damages.** In no event will Benchmark's total cumulative liability to Customer arising out of or related to this Agreement, over and above Benchmark's warranty, indemnity and confidentiality obligations herein, exceed ten percent (10%) of the sums paid by Customer to Benchmark for the product causing loss for the immediately preceding twelve (12) months.

14.4 **Limitations Essential.** The Parties acknowledge that these limitations on potential remedies, damages and liabilities were an essential element in setting consideration under this Agreement and that, in the absence of such limitations, the economic terms of this Agreement would be substantially different.

15. CONFIDENTIALITY.

(a) For a period of three (3) years from receipt of Confidential Information, and except as expressly set forth below, Recipient shall hold in confidence any and all Confidential Information disclosed to Recipient under this Agreement. Confidential Information shall not be considered within the foregoing exceptions merely because (1) it is specific and embraced by more general information in the public domain or Recipient's prior possession, or (2) is a combination which can be pieced together to reconstruct the Confidential Information from multiple sources, none of which shows the whole combination, its principle(s) of operation or method(s) of use.

The burden of proving the existence of facts that would qualify information under the exceptions set forth above shall rest with the Recipient.

Notwithstanding Recipient's obligations hereunder, Recipient shall be free to disclose Confidential Information that is required to be disclosed to a third party pursuant to any applicable law or regulation or the order of any court or tribunal of competent jurisdiction, so long as (i) reasonable prior written notice of such compelled disclosure is provided to Discloser, (ii) Recipient in good faith cooperates with Discloser, at Discloser's sole cost and expense, in respect of Discloser's efforts to obtain a protective order governing, or otherwise limiting the scope of disclosure of, the Confidential Information or such other protection as Discloser may be lawfully entitled to receive, and (iii) Recipient's disclosures, if any, are limited to only those disclosures specifically required to be made pursuant to such law, regulation or order, after taking into account any modifications to the scope of such disclosure resulting from the Discloser's efforts contemplated in clause (ii) above..

(b) Recipient shall not use, copy or disseminate the Confidential Information for any purpose (including, without limitation, the purpose of conceiving, reducing to practice or applying for any patentable invention) other than the purpose of performing Recipient's obligations and exercising Recipient's rights under this Agreement (the "***Stated Purpose***"). Recipient's use of the Confidential Information shall end upon the earlier of (i) the date of Discloser's written request that Recipient cease using the Confidential Information, and (ii) the date of termination of this Agreement in accordance with its terms, whereupon Recipient shall forthwith return to Discloser, or (if previously agreed to by Discloser in writing) alternatively verifiably destroy, all tangible materials incorporating the Confidential Information disclosed to Recipient pursuant hereto, and shall verifiably erase all electronic files (whether contained on computer hard drives, CD ROMs or other storage media) incorporating any such Confidential Information; provided, however, that Recipient may retain one copy of all Confidential Information in legal archives controlled by Recipient's attorneys for the sole purpose of ensuring Recipient's continuing compliance with this Agreement and defending against any claims that Recipient has breached this Agreement.

(c) Recipient shall use due care, but in no event less than a reasonable degree of care, to keep all Confidential Information disclosed to it pursuant to this Agreement in a safe and secure place that is at least as safe and secure as the place where Recipient keeps its own valuable, confidential and proprietary information. Recipient shall not make more copies of the Confidential Information than is reasonably necessary to accommodate Recipient's reasonable requirements, and all such copies shall accurately duplicate any copyright and other proprietary notices and legends included in the Confidential Information, and shall constitute the Discloser's Confidential Information hereunder. Recipient may disclose Confidential Information to those of its officers, directors, employees, members, managers and professional consultants ("***Representatives***") who are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, provided always that Recipient shall be liable to Discloser for any breach of this Section 15 resulting from the acts or omissions of such Representatives.

(d) Recipient acknowledges and agrees that the Confidential Information is highly valuable to the Discloser and that unauthorized use or disclosure of Confidential Information in violation of the terms of this Agreement will cause Discloser irreparable harm for which monetary damages alone would be an inadequate remedy and that, without limiting the remedies available to Discloser as a result of a breach of this Agreement by Recipient, Discloser shall be entitled to seek injunctive relief and such other equitable relief as a court of competent jurisdiction may order in connection with a breach, or threatened breach, by Recipient of its non-disclosure and non-use obligations set forth in this Agreement.

(e) Recipient acknowledges and agrees that (i) Discloser is the owner of the Confidential Information provided by Discloser, any non-confidential information or data supplied together with such Confidential Information, and all Intellectual Property Rights covering or embodied by that Confidential Information, non-confidential information and data, and (ii) except as expressly set forth in this Agreement, nothing herein constitutes a license or other transfer, express or implied, of any Intellectual Property Rights or Confidential Information.

(f) EXCEPT AS EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT, DISCLOSER EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES RELATING TO THE CONFIDENTIAL INFORMATION INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR THAT ANY PARTICULAR INFORMATION IS IN FACT CONFIDENTIAL.

16. INTELLECTUAL PROPERTY

16.1 **Infringement.** Customer represents to its best knowledge after reasonable inquiry that, as of the date any Specifications are provided to Benchmark, no Intellectual Property Infringement exists with regard to Customer's Products and Specifications as such Products and Specifications are intended or required to be used or relied upon by Benchmark in connection with its performance of the services under this Agreement. Benchmark represents to its best knowledge after reasonable inquiry that, as of the date of shipment of the Products, no Intellectual Property Infringement exists with regard to its Pre-Existing IP required to be provided by Benchmark under this Agreement.

16.2 **Joint Inventions.** If a manufacturing process invention is created during the term of this Agreement exclusively by one Party in connection with this Agreement, separate and independent from an ESA, then ownership and patent rights to such invention shall be the sole property of the creating Party. If a manufacturing process invention is created during the term of this Agreement jointly by both Parties ("***Joint Invention***"), separate and independent from an ESA, then each Party shall have an equal, undivided one-half interest in ownership of and any patent rights to such Joint Invention. Each Party shall retain sole and exclusive ownership of any and all of its respective Pre-Existing IP.

16.3 **License.** Customer hereby grants to Benchmark a non-exclusive, royalty-free license (without the right to sublicense) to use Customer's technology (including Customer-Furnished Items) to manufacture and sell the Products exclusively to Customer in accordance with the terms of this Agreement and to no other Party. Except as may be required for Benchmark to satisfy its warranty or other continuing obligations, upon the termination or expiration of this Agreement: (a) the licenses granted herein by Customer shall terminate; (b) Benchmark shall deliver to Customer all materials possessed by it relating to Customer's technology (including Customer-Furnished Items); and (c) Benchmark shall cease all further use of Customer's technology. No other rights or licenses to Customer's Intellectual Property Rights or other technology are granted by Customer to Benchmark, except as specifically stated herein.

16.4 **Trademarks.** No proprietary or other rights with respect to the trademarks, trade names or brand names of either Party are conferred, either expressly or by implication, upon the other Party. Benchmark shall affix such trademarks and/or trade names of Customer on Products manufactured by Benchmark for sale to Customer under this Agreement as set forth in the Specifications. All such trademarks and/or trade names to be so affixed are recognized by Benchmark to be the property of Customer and Benchmark shall not sell or otherwise distribute or dispose of Products bearing such trademarks and/or trade names to any third party.

16.5 **Manufacturing Process Data.** Except for data customarily provided for quality control purposes (which Customer will keep confidential and use solely for such purposes), Benchmark shall not be required to deliver any data or documentation concerning its manufacturing processes, inasmuch as such data was developed at private expense, and not as an element of performance of any contract.

17. INSURANCE

17.1 **Required Coverages.** Customer agrees to maintain the coverages set forth below in clauses (a), (b), (c) and (d) below and Benchmark agrees to maintain the coverages set forth below in clauses (a), (b) and (c), in each case, during the term of this Agreement:

(a) *Workers' Compensation and Employers Liability Insurance* as prescribed by state or country law with minimum limits of $5,000,000 per accident / $5,000,000 per disease / $5,000,000 policy limit;

(b) *Comprehensive Automobile Liability – Bodily Injury/Property Damage Insurance* covering all motor vehicles used in connection with this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence;

(c) *Comprehensive General Liability Insurance*, including blanket contractual liability and broad form property damage, with minimum limits of $5,000,000 combined single limit per occurrence and an aggregate limit of at least $20,000,000 but in no event less than the amount otherwise carried by the contract holder. Coverage must be written on ISO occurrence form CG 00 01 12 04 (or an equivalent substitute form) or ISO claims-made form CG 00 02 12 04 (or an equivalent substitute form). The policy must include coverage for, but not limited to, Bodily Injury and Property Damage, Personal Injury and Advertising Injury, Fire legal liability, Products Liability (including with respect to the design of the Products and all components) and completed operations.

17.2 **Policy Requirements.**

(a) All policy(s) and coverages specified in Section 17.1 must:

i) Be written in a form acceptable to the other party;

ii) Specify that all coverage provided to the insured party is primary.

iii) Excluding coverage specified in Section 17.1(a), contain an additional insured endorsement in favor of and acceptable to the other party, which shall not be limited by the insured party's 's liability under any of its indemnity obligations under this Agreement;

iv) Require notice to the other party in writing at least thirty (30) days prior to any cancellation, non-renewal, substitution or material alteration of such policies; and

v) Be written by a reputable insurance company acceptable to the other party or with a current Best's Guide Rating of A- and Class VII or better, and authorized to do business in the state(s) in which the service is to be provided.

(b) Prior to and as a condition precedent to Benchmark's commencing Product manufacture, each of Customer and Benchmark shall furnish to the other party acceptable certificates of insurance from authorized representatives evidencing the required coverages, endorsements, and amendments. Each of Customer and Benchmark shall deliver a copy of each additional insured endorsement within two (2) business days after request by the other party. Failure by Customer or Benchmark to provide evidence as required shall be deemed a material breach of this Agreement. Acceptance of a certificate that does not comply with this Section 17.1 shall not operate as a waiver of Customer's or Benchmark's obligations hereunder.

(c) If coverage(s) specified in Section 17.1(a) is or are written on a claims-made form, the policies shall provide, and Customer and/or Benchmark, as applicable, warrants, that: (i) any retroactive date applicable to coverage under the policy precedes the effective date of this Agreement; and (ii) continuous coverage will be maintained for a period of at least three (3) years beginning from the time this Agreement is no longer in effect or the policies extended discovery period, if any, will be exercised for the maximum time of the policy.

17.3 **Waiver of Right of Recovery.** Each of Customer and Benchmark waives its right of recovery, and its insurers also waive their right of subrogation, against the other party for loss of its owned or leased property or property under its care, custody or control. Allocated Loss Expense shall be in addition to all policy limits for coverages referenced above.

17.4 **No Release.** The fact that insurance (including, without limitation, self-insurance) is obtained by Customer and Benchmark shall not be deemed to release or diminish the respective liability of Customer or Benchmark including, without limitation, liability under the indemnity provisions of this Agreement. Damages recoverable by Benchmark or Customer shall not be limited by the amount of the required insurance coverage.

17.5 **Policy Copies.** In the event of a claim or lawsuit involving Benchmark or Customer arising out of this Agreement, the other party shall make available any required policy covering such claim or lawsuit.

18. COMPLIANCE WITH LAWS

18.1 **General.**

(a) With regard to each Party's respective responsibilities under and performance of this Agreement, each Party shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations, orders, and other requirements, including such governmental requirements applicable to environmental protection (except as may otherwise be provided herein), health, safety, wages, hours, immigration, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation (individually and collectively referred to as "***Laws***"). Each Party shall promptly notify the other Party in the event the other Party's assistance is necessary to achieve compliance with any applicable Laws. Upon request, each Party shall provide the other Party with reasonable documentation demonstrating such compliance.

(b) ***Anti-Corruption / Anti-Bribery***. In addition, the Parties shall:

i) comply with all applicable country laws relating to anticorruption or anti-bribery, including but not limited to legislation implementing the Organization for Economic Co-operation and Development "Convention on Combating Bribery of Foreign Public Officials in International Business Transactions", or other anti-corruption/anti-bribery convention, the Foreign Corrupt Practices Act as amended (FCPA) (15 US.C.. §§78dd-1, *et. seq.*), whether either Party is within the jurisdiction of the United States; and

ii) neither directly nor indirectly pay, offer, give, or promise to or give, anything of value to a non-U.S. public official or any person in violation of the FCPA and/or any applicable country laws relating to anti-corruption or anti-bribery.

(c) ***Nondiscrimination***. Executive Orders 11246 and 13201 and 29 C.F.R. Part 470 and 41 C.F.R. Parts 60-1.4, 60-1.8, 60-250.5, 60-300.5 and 60-741.5, as amended, are incorporated, as applicable.

18.2 **Import/Export.**

(a) With regard to each Party's respective obligations under and performance of this Agreement, each Party shall at all times comply with all export/import laws (including re-export), sanctions, regulations, orders, and authorizations (including the Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR), and the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC)) that are applicable to the export or import of goods, software, technology, or technical data ("***Items***") or services (collectively, "***Export/Import Laws***").

(b) The Party conducting the export or import shall obtain all export or import authorizations which are required under the Export/Import Laws for such Party to execute its obligations under this Agreement. Each Party shall reasonably cooperate and exercise commercially reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end user and re-transfer certificates.

(c) The Party providing Items or services under this Agreement shall, upon written request by the other Party, notify the other Party of the export classification (e.g. the Export Control Classification Numbers or U.S Munitions List (USML) category and subcategory) of such Items or services as well as the export classification of any components or parts thereof if the classification is different from the export classification of the Item or service at issue. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification. Each Party agrees to reasonably cooperate with the other in providing, upon request by the other Party, documentation or other information that supports or confirms this representation.

18.3 **Product Content Regulation.**

(a) ***Benchmark Responsibilities***. Upon written request by Customer, Benchmark shall:

i) certify in writing that its Product manufacturing processes comply with applicable PCR;

ii) provide Customer with compliance information regarding applicable PCR for the consumable (MRO) materials which Benchmark adds to the Product and which are not typically listed on the BOM (for example, solder paste), and for open source Components, if any, for which Customer has delegated independent selection authority to Benchmark;

iii) provide Customer with SVHC compliance information on Products received through Passive Sourcing, as may be required of Benchmark under REACH Article 33;

iv) provide Customer with Product environmental documentation received from Component suppliers through Passive Sourcing; and

v) provide disclosures legally required regarding Conflict Minerals.

Except as expressly provided above, Benchmark has no responsibility or obligation to evaluate, document or demonstrate that any design, Specification(s), BOM, Components, Products, packaging or labeling satisfy any PCR which may be applicable to the Components and/or Product(s).

(b) ***Customer Responsibilities***. Customer shall have the sole responsibility to evaluate and ensure that all Product design elements (including any DFx, Specifications, BOM, Components, AVL and/or AML) meet the requirements of any applicable PCR, including whether all Components and materials incorporated into, and the packaging and labeling of, such Product(s) conform to any applicable PCR. Customer shall have the sole responsibility and expense for any Product's required PCR compliance, including: (i) any REACH-required application and registration, and/or otherwise obtaining compliance for all Products, Customer-directed processes and/or Components; and (ii) any WEEE-required funding or utilizing recycling mechanisms applicable to any Product and/or Component.

19. MISCELLANEOUS

19.1 **Force Majeure.** Neither Party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including acts of God; fires; floods; wars; acts of terrorism; sabotage; accidents; labor disputes or shortages; governmental laws, ordinances, rules, and regulations, whether valid or invalid (including, but not limited to, priorities, requisitions, allocations, and price adjustment restrictions); inability to obtain material, equipment, or transportation; and any other occurrence; provided, however, that obligations for payment under this Agreement shall not be relieved or suspended by any event of force majeure. The Party whose performance is prevented by any such occurrence shall notify the other Party thereof in writing as soon as is reasonably possible after the commencement of such occurrence, and shall promptly give written notice to the other Party of the cessation of such occurrence. The Party affected by such occurrence shall use commercially reasonable efforts to remedy or remove such event of force majeure as expeditiously as possible.

19.2 **Independent Contractor.** In the performance of this Agreement, Benchmark is acting as an independent contractor. Neither Benchmark nor Benchmark's Affiliates, or their employees are the servants, agents, or employees of Customer. Customer shall have no direction, supervision, or control over Benchmark's or Benchmark Affiliates' employees. Neither Party has the right or ability to: (a) bind the other Party to any agreement with a third party; or (b) incur any obligation or liability on behalf of the other Party without the other Party's written consent.

19.3 **Audit.** Notwithstanding any language or provision to the contrary, Customer shall not be allowed the right to audit or examine Benchmark's non-public financial books and records; except for records associated with specific parts identified by Customer for which they have a reporting requirement, as provided in Section 7.6.

19.4 **Assignment and Delegation.** Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section, "assign" and/or "delegate" shall include (x) assignment by a Party to any Person controlling, controlled by or under common control with such Party's parent corporation, and (y) a change of control in a Party through the acquisition by a successor of all or substantially all of the assets or the business of such Party, or through a merger, share acquisition, or otherwise. Any purported assignment or delegation in violation of this Section 19.4 is null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder unless the non-assigning or non-delegating Party enters into a novation with the other Party releasing the assigning or delegating Party of its obligation under the Agreement.

19.5 **Successors and Assigns.** This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. This Section 19.5 does not address, directly or indirectly, whether a Party may assign its rights or delegate its performance under this Agreement, which Section 19.4 above separately addresses.

19.6 **Notices.** All notices relating to this Agreement shall be in writing and shall be deemed given: (a) in the case of mail, three (3) business days after the date deposited in the mail, postage prepaid, either registered or certified, with return receipt requested (or its equivalent); (b) in the case of personal delivery to an authorized representative or officer of the Party, on the date of delivery or attempted delivery (if receipt is refused); (c) in the case of express courier service or overnight delivery service of national standing, one (1) business day after the date deposited with such service ; or (d) in the case of facsimile, on the date of delivery (with confirmation of receipt) provided that a duplicate copy of such notice is also promptly sent pursuant to delivery methods (a), (b) or (c) above. Notices shall be addressed to the Parties as set forth below, but each Party may change its address by giving ten (10) days' prior written notice thereof to the other Party:

If to Customer:

Dragonwave-X
c/o Transform-X
6969 East Sunrise Drive, Suite 100
Tucson, Arizona 85750
Attn: Mike Powell
Phone: (520) 512-5299

with a copy to:

Pryor Cashman LLP
7 Times Square
New York, NY 10036
Attn: Jeffrey C. Johnson
Phone: (212) 326-0118
Fax: (212) 326-0806

with additional copy to:

Dragonwave-X
600-411 Legget Dr.
Ottawa, ON, Canada K2K 3C9
Attn: Dave Farrar
Phone: (613) 599 4225

If to Benchmark:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attn: Chief Financial Officer
Phone: (979) 848-5304
Fax: (979) 848-5269

with a copy to:

Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
Attn: Legal Department
Phone: (979) 848-5247
Fax: (979) 848-5225

19.7 **Dispute Resolution / Governing Law.**

(a) The Parties shall first seek to settle through good faith negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (***"Dispute"***). If the parties are unable to resolve any Dispute regarding Prices and/or adjustments thereto, such Dispute shall be subject to binding arbitration in accordance with the following provisions.

(b) *Venue*. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether common law or statutory, including, without limitation, claims asserting violations or the antitrust laws, will be settled exclusively by arbitration within the geographic bounds of the United States District Court for the Southern District of Texas, U.S.A. if initiated either by the Customer or Benchmark (unless another location is mutually agreed in writing), using the then-current Commercial Rules of the American Arbitration Association. The arbitration will be heard before a single arbitrator for Disputes of less than USD$1M, to be chosen according to the Commercial Rules, and by three neutral arbitrators for Disputes equal to or greater than USD$1M, one to be chosen by Customer, one to be chosen by Benchmark, and the third to be chosen by those two arbitrators.

(c) *Governing Law as Applicable to Arbitration*. The arbitrators will apply the internal law of the State of Arizona, U.S.A as set forth in Section 19.7(b) of the Agreement, except that the arbitrators will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, nor shall the arbitrators be competent

to hear any dispute regarding the ownership, scope, validity or enforceability of Intellectual Property Rights. To the extent consistent with the terms of this Agreement, the arbitrators shall have the power to grant injunctive relief. In all other respects, the then-current Commercial Rules of the American Arbitration Association will govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and the parties to this Agreement hereby irrevocably consent and submit to the personal jurisdiction and venue of the applicable federal courts having jurisdiction in the district and state in which the arbitration is to occur, if at all, in accordance with this Schedule 19.7 (or in the state court in the county and state in which the arbitration is to occur, if at all, failing jurisdiction of the federal court) in any action or proceeding for that purpose as well as for any and all other permitted purposes, including, without limitation, in respect of a Party seeking injunctive relief, in connection with this Agreement. The Parties hereby irrevocably waive any and all claims and defenses either might otherwise have in any such action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar claim or defense.

(d) *Failure to Submit to Arbitration*. The failure or refusal of either Party to submit to arbitration as required by Section 19.7(a) will constitute a material breach of this Agreement. If judicial action is commenced in order to compel arbitration, and if arbitration is in fact compelled, the Party that resisted arbitration will be required to pay to the other Party all costs and expenses, including, without limitation, reasonable attorneys' fees, that they incur in compelling arbitration. The prevailing Party in arbitration shall be entitled to its reasonable attorneys' fees and costs of the arbitration proceeding. All other fees and charges of the American Arbitration Association will be borne as the arbitrators will determine in their award.

(e) *Injunctive Relief.* Notwithstanding the Parties' agreement to submit to arbitration pursuant to Section 19.7(a), either Party may petition any court of competent jurisdiction for injunctive relief in the event of an alleged breach of Section 15 (Confidentiality).

19.8 **Waiver.** No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by an authorized representative of the Party (which for Benchmark shall be an officer of the company) against whom enforcement of the waiver is sought. The waiver of any rights or obligations of a Party, or the waiver of a breach or potential breach of any provision of this Agreement will not constitute a waiver of any other rights or obligations, or of a breach of any other provisions, nor will it be deemed to be a general waiver of such provision by the waiving Party or to sanction any subsequent breach thereof by the other Party.

19.9 **Severability.** If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provision within the limits of applicable law or applicable court decisions.

19.10 **Survival.** Sections of this Agreement relating to limitation of liability, warranties, indemnification, confidentiality, exclusivity, non-solicitation, notices, disputes and governing law, and such other clauses which by their nature govern rights and obligations of the Parties after the expiration or termination of this Agreement shall survive such expiration or termination.

19.11 **No Third Party Beneficiaries.** This Agreement is intended for the sole and exclusive benefit of the Parties and is not intended to confer any enforceable rights, remedies or benefits upon any third party. A person who is not a Party to this Agreement may not enforce any of its terms.

19.12 **Integration and Modification.** This Agreement, including all exhibits, attachments, appendices, and documents incorporated into or referenced herein, including exhibits, attachments, appendices, and documents that are subsequently updated by Benchmark and accepted by Customer in writing, and the terms and conditions in each accepted Order (excluding any preprinted terms and conditions) and SOW(s), constitute the complete agreement between the Parties and supersede all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. Except as provided by the previous sentence, this Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party, and no other act, document, usage, or custom shall be deemed or permitted to amend or modify this Agreement.

19.13 **Counterparts.** This Agreement may be executed in multiple counterparts, each of which so executed shall be considered an original and all of which taken together constitute only one agreement. Once signed, any accurate reproduction of this Agreement made by reliable means (for example, electronic image, photocopy, or facsimile) shall be considered an original.

19.14 **No Solicitation.** The following restriction shall not apply to non-solicited, non-recruited responses to general advertisements for employment. During the term of this Agreement and for one (1) year after termination or expiration, neither Party shall, directly or indirectly, solicit or recruit for employment, cause to be solicited for employment, or attempt to solicit or recruit for employment, persons employed by the other Party at the relevant time, except with the other Party's prior written consent. As to employees who left the employ of a Party prior to termination of this

Agreement, the other Party shall not, directly or indirectly, employ or otherwise contract such former employee of a Party until one (1) year after the former employee's termination or separation from that Party, except with that Party's prior written consent.

20. BUSINESS ETHICS AND COMPLIANCE.

Benchmark is committed to industry best practices in business ethics, worker safety and fairness, environmental responsibility, integrity and efficiency, and requires the same of all of its business partners. Customer acknowledges and agrees with the Declaration on Business Ethics and Compliance attached hereto as Exhibit C, and upon request shall complete and sign the Exhibit as a condition of entering into or remaining in a business relationship with Benchmark. In the event that Customer has cause to believe that Benchmark or any employee or agent of Benchmark has acted improperly or unethically under this Agreement, Customer should report such conduct to Benchmark's Ethics and Compliance HelpLine at (country code +1) 979-848-5315.

Although failure to make such a report will not constitute a basis for claiming breach of contract by Customer, Customer is nevertheless encouraged to make such reports when warranted. Both Parties declare that none of its officers are government officials, police officers or civil servants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the Effective Date, by their duly authorized officers.

BENCHMARK ELECTRONICS, INC.	**DRAGONWAVE-X**
By: [signature] Signature	By: ______ Signature
Michael Buseman Printed Name	______ Printed Name
EVP of Global Operations 4/6/18. Title Date	______ Title Date

List of Exhibits/Attachments:

- Exhibit A – Statement of Work
- Exhibit B – Nondisclosure Agreement
- Exhibit C – Declaration on Business Ethics and Compliance
- Exhibit D – Engineering Services Agreement Template
- Addendum A – Manufacturing Pricing
- Addendum B – Warehouse & Fulfillment Pricing

EXHIBIT "A" – STATEMENT OF WORK

This Statement of Work ("***SOW***") is effective as of [insert month, day, year] (the "***SOW Effective Date***"), by and between **DRAGONWAVE-X**, a Canadian corporation with offices at 411 Legget Drive, Suite 600, Kanata, Ontario, Canada, K2K3C9 ("***Customer***") and **BENCHMARK ELECTRONICS, INC.**, a Texas corporation with offices located at 4141 N. Scottsdale Rd., Suite 301, Scottsdale, AZ 85251, on behalf of itself and its Affiliates ("***Benchmark***"). This SOW hereby incorporates the terms and conditions of the Manufacturing Services Agreement between Customer and Benchmark effective [insert MSA effective date] ("***MSA***") as if set out herein in its entirety, subject to the following modifications below. All capitalized terms used in this SOW but not defined herein will have the meanings given to them in the MSA.

1. **Products and Pricing:**
2. **Specifications:**
3. **Forecast and Shipment Authorization:**
4. **Reschedule Guidelines:**
5. **Terms of Payment:**
6. **Long Lead Time, MOQ & NCNR**
7. **Other Terms:**

IN WITNESS WHEREOF, the Parties have caused this SOW to be executed effective as of the SOW Effective Date, by their duly authorized officers.

BENCHMARK ELECTRONICS, INC.	**DRAGONWAVE-X**
By: DRAFT NOT FOR SIGNATURE Signature	By: DRAFT NOT FOR SIGNATURE Signature
Printed Name	Printed Name
Title Date	Title Date

EXHIBIT "B" – NONDISCLOSURE AGREEMENT

NOT USED

EXHIBIT "C" – DECLARATION ON BUSINESS ETHICS AND COMPLIANCE

http://www.bench.com/content_pdf/BusinessEthicsCompliance.pdf

EXHIBIT "D" – ENGINEERING SERVICES AGREEMENT TEMPLATE

This ENGINEERING SERVICES AGREEMENT ("***ESA***") is effective as of [insert month, day, year] (the "***ESA Effective Date***"), by and between **DRAGONWAVE-X**, a Canadian corporation with offices at 411 Legget Drive, Suite 600, Kanata, Ontario, Canada, K2K3C9 ("***Customer***") and **BENCHMARK ELECTRONICS, INC.**, a Texas corporation with offices located at 4141 N. Scottsdale Rd., Suite 301, Scottsdale, AZ 85251, on behalf of itself and its Affiliates ("***Benchmark***"). This ESA hereby incorporates the terms and conditions of the Manufacturing Services Agreement between Customer and Benchmark effective [insert MSA effective date] ("***MSA***") as if set out herein in its entirety, subject to the modifications herein. All capitalized terms used in this ESA but not defined herein will have the meanings given to them in the MSA.

1. **SCOPE OF WORK.** Benchmark may provide design services and deliverables ("***Deliverables***") to Customer. The specific Deliverables will be defined and set forth in one or more Design Statement(s) of Work ("***DSOW***"), any and all of which are hereby incorporated into and will be governed by the terms of this ESA.

2. **PRICING.** Customer will compensate Benchmark as set forth in the relevant DSOWs. All amounts invoiced are in U.S. Dollars, unless otherwise specified. Customer will also supply any sales tax exemption certificates that Benchmark may reasonably require. Absent such certificates, appropriate sales tax will be included on invoices.

3. **CHANGES.** The scope, deadlines or any other aspect of a DSOW may be changed from time to time upon the mutual written agreement of the Parties. For all changes, Benchmark will submit to Customer a written estimate of any impact on cost and/or timing of delivery to effect such change. Customer may accept the changes by confirming acceptance of the estimate to Benchmark in writing within five (5) business days after receipt by Customer.

4. **ACCEPTANCE AND DELIVERY.** The Deliverables and the associated acceptance criteria will be specified in the DSOW. Benchmark will periodically provide Customer with a summary of Deliverables and associated costs in the form of a billing letter. Customer shall accept Deliverables or notify Benchmark in writing of any dispute not later than ten (10) business days after Customer's receipt of such billing letter. Benchmark shall invoice Customer upon receipt of Customer's notice of acceptance of Deliverables or ten (10) days after delivery of the Deliverables, whichever is earlier. Unless otherwise indicated in a DSOW, delivery will be "EXW Benchmark facility Incoterms® 2010". Title to and risk of loss or damage to the Deliverables shall pass to Customer upon delivery as defined in the applicable Incoterm.

5. **WARRANTY.** Unless otherwise indicated in a DSOW, warranty is as follows:

5.1 **Deliverables.** Benchmark warrants that the Deliverables provided will be performed in a professional and workmanlike manner and in accordance with any applicable DSOW, specification, or documentation for a period of ninety (90) days after acceptance by Customer. Should the Deliverables fail to conform to this warranty, Benchmark's sole liability and Customer's exclusive remedy is for Benchmark to re-perform such nonconforming Deliverables at Benchmark's cost.

In the event of a failure in materials purchased and incorporated into Deliverables, Benchmark will pass through any supplier's warranties. Any prototypes provided under any DSOW are provided "AS IS", with no warranty whatsoever.

5.2 **Limitation/Disclaimer.** The warranty provided in Section 5.1 is void if the Deliverables have been subject to improper storage, misuse or abuse. THE WARRANTY PROVIDED IN SECTION 5.1 IS THE ONLY WARRANTY GIVEN BY BENCHMARK AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR WARRANTY CLAIMS. BENCHMARK DISCLAIMS, AND CUSTOMER EXPRESSLY WAIVES, ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND WARRANTIES OF TITLE FOR ANY CUSTOMER SUPPLIED MATERIALS. BENCHMARK FURTHER DISCLAIMS ANY DELIVERABLES OR PRODUCT REQUIREMENTS, APPROVALS OR CERTIFICATIONS NOT EXPRESSLY AGREED TO BY BENCHMARK IN WRITING.

6. **TERMINATION**

6.1 **Termination for Cause.** This ESA or any DSOW under this ESA may be terminated immediately for cause by either Party, by giving written notice to the other Party, if the other Party: (i) becomes insolvent or makes an assignment for the benefit of its creditors, or a receiver or similar officer is appointed to take charge of any of the Party's assets; (ii) ceases or threatens to cease to carry on its business or operations; (iii) files or has filed against it a voluntary dissolution or similar petition and, in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) days; (iv) fails to pay when due any sum owing to such Party; or (v) fails to perform any material obligation (other than for the payment of money) and such failure has not been cured within thirty (30) days after notice thereof.

6.2 **Termination for Convenience.** Either Party may terminate this ESA or any DSOW under this ESA without cause by giving a minimum of sixty (60) days' prior written notice informing the other Party of its intent to terminate.

6.3 **Obligations upon Termination.** Upon expiration or termination by either Party of this ESA or any DSOW, for any reason, Customer will be obligated to pay Benchmark for the costs incurred by Benchmark for the Deliverables up to the effective date of expiration or termination.

6.4 **Survival.** The following clauses will survive any expiration or termination of this ESA: Sections 2, 5, 7, and 8.

7. INTELLECTUAL PROPERTY

7.1 **Pre-Existing IP.** All intellectual property owned, developed or created by a Party either before or independently of this ESA (***"Pre-Existing IP"***) will continue to be owned by each such Party.

7.2 **License.** Customer hereby grants Benchmark a non-exclusive, royalty-free (without the right to sublicense) license to use such Customer Pre-Existing IP as may be necessary for Benchmark to perform its obligations under this ESA or any DSOW. Benchmark will transfer to Customer the Deliverables identified in the relevant DSOW. Upon full and final payment to Benchmark for the Deliverables, Benchmark shall transfer to Customer all Benchmark-owned Intellectual Property Rights that are incorporated into those Deliverables or otherwise result from the Services, except with respect to any Benchmark Pre-Existing IP. Benchmark will grant to Customer a non-exclusive, irrevocable, perpetual, fully paid-up, and royalty-free right and license to use Benchmark's Pre-Existing IP that is incorporated into any Deliverables as is required for Customer to use, sell, or distribute the Deliverables provided pursuant to this ESA and products substantially identical to such Deliverables, and to authorize others to do any or all of the foregoing.

8. INDEMNITY

8.1 **Benchmark Obligations.** Benchmark shall indemnify, defend, and hold harmless Customer and Customer's Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the ***"Customer Indemnitees"***) from Claims asserted against or incurred by Customer Indemnitees based upon: (i) personal injury (including, death) or property damage to the extent any of the foregoing is caused by the grossly negligent or willful acts or omissions of Benchmark or its directors, officers, employees, subcontractors, agents or representatives; or (ii) Intellectual Property Infringement arising from or in connection with Benchmark's Pre-Existing IP.

If use of the Deliverable is enjoined based on a claim of Intellectual Property Infringement solely due to Benchmark's Pre-Existing IP, Benchmark will, at its sole expense and option, and as Customer's sole and exclusive remedy for such injunctions: (i) procure the right for Customer Indemnitees to continue using the Deliverable; (ii) replace the Deliverable with a non-infringing product of substantially similar function and performance; (iii) modify the Deliverable to be non-infringing; or (iv) refund to Customer a pro-rata amount for any payments made by Customer for the affected Deliverable.

8.2 **Customer Obligations.** Customer shall indemnify, defend, and hold harmless Benchmark and Benchmark's Affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the ***"Benchmark Indemnitees"***) from Claims asserted against or incurred by Benchmark Indemnitees based upon: (i) personal injury (including death) or property damage to the extent any of the foregoing is caused either by a Customer-Furnished Item, the Specification(s), a defective product (solely to the extent such defect is caused by Customer's design, Specifications or marketing), or the grossly negligent or willful acts or omissions of Customer or its directors, officers, employees, subcontractors, agents or representatives; or (ii) Intellectual Property Infringement arising from or in connection with the Deliverables, Customer-furnished intellectual property or Specifications.

In the event of a claim of Intellectual Property Infringement, Benchmark may, at its sole option, immediately terminate and/or suspend performance as a Force Majeure Event.

IN WITNESS WHEREOF, the Parties have caused this ESA to be executed effective as of the ESA Effective Date, by their duly authorized officers.

BENCHMARK ELECTRONICS, INC.	**DRAGONWAVE-X**
By: TEMPLATE NOT FOR SIGNATURE	By: TEMPLATE NOT FOR SIGNATURE
Signature	Signature
Printed Name	Printed Name
Title Date	Title Date

ADDENDUM A – MANUFACTURING PRICING

- Pricing based on estimates and adjusted test times.
- Pricing to be re-quoted when actual materials cost is rolled up.

ADDENDUM B – WAREHOUSE & FULFILLMENT PRICING

- Pricing based assumptions included in attached quotation model.